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                          ASSET PURCHASE AGREEMENT

     THIS AGREEMENT is made September 16, 1996, between Preview Furniture Corporation, a North Carolina corporation ("Seller"), and Shelby Williams Industries, Inc., a Delaware corporation, the sole shareholder of Seller ("Shareholder") and Ferguson Copeland, LLC, a North Carolina limited liability company ("Purchaser").


                              R E C I T A L S

     A. Shareholder owns all of the issued and outstanding shares of stock of Seller.

     B. Seller is in the business of manufacturing and selling furniture (the "Business").

     C. Seller and Shareholder desire to sell to Purchaser substantially all of Seller's assets, properties and rights, other than the Excluded Assets, as herein defined (the "Purchased Assets"), and Purchaser desires to purchase the Purchased Assets, all on the terms and subject to the conditions contained in this Agreement.


                            A G R E E M E N T S

     Therefore, for good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                               ARTICLE I

                       PURCHASE AND SALE OF ASSETS

     1.1 AGREEMENT TO PURCHASE AND SELL. On the terms and subject to the conditions contained in this Agreement, Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, all of the Purchased Assets.

     1.2 ENUMERATION OF PURCHASED ASSETS. The Purchased Assets shall include the following assets owned by Seller:

          (a) all inventory, including, without limitation, raw materials, work in process, finished goods, service parts and supplies (collectively, the "Inventory");

          (b) all furniture, fixtures, equipment, machinery, parts, computer hardware, tools, dies, jigs, patterns, molds, automobiles and trucks and all other tangible personal property (other than the Inventory) (collectively, the "Equipment");

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          (c)  all leasehold interests in personal property leased to Seller set forth in Schedule 1.2(c) hereto (the "Leased Personalty");

          (d) Seller's entire leasehold interest as lessee of the premises commonly known as 300 Fraley Road, High Point, North Carolina 27261, the Showroom at Southern Furniture Exposition Center in High Point, North Carolina and the premises commonly known as 1937 West Greed, High Point, North Carolina (collectively the "Leased Premises") set forth in
     Schedule 1.2(d) hereto;

          (e) all sales orders and sales contracts, purchase orders and purchase contracts, quotations and bids set forth in Schedule 1.2(e);

          (f) all Intellectual Property (as herein defined), including, without limitation the names Preview Furniture and Madison Furniture and Seller's corporate name, and all goodwill;

          (g) all license agreements, design agreements, distribution agreements, sales representative agreements, service agreements, supply agreements, franchise agreements, computer software agreements and technical service agreements set forth in Schedule 1.2(g) to the extent they are legally transferable by Seller;

          (h)  all customer lists, customer records and information;

          (i) all rights in connection with deposits and prepaid expenses with respect to the assets being sold hereunder, including customer deposits and medical insurance deposits;

          (j) all letters of credit issued to Seller for which goods had not been shipped as of August 25, 1996;

          (k) all computer software, including all documentation and source codes with respect to such software and licenses and leases of software to the extent they are legally transferable by Seller;

          (l) all sales and promotional materials, catalogues and advertising literature; and

          (m)  all telephone numbers of Seller;

          (n) all accounts receivable of Seller for goods shipped during the period from August 25, 1996 to closing (the "Interim Period"), including proceeds thereof received prior to or after closing ("Assigned Receivables");

     1.3 EXCLUDED ASSETS. The Excluded Assets shall consist of the following items:

          (a) all cash on hand (except proceeds of Assigned Receivables) and deposits with respect to assets in Section 1.2 and in banks, cash equivalents (exclusive of deposits and letters of credit from customers of Seller), and investments;

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          (b)  all trade accounts receivable except Assigned Receivables, notes receivable, negotiable instruments and chattel paper (collectively the "Seller's Accounts Receivable").

          (c) Seller's bank accounts (including the lock box for the collection of Seller's accounts receivable) checkbooks and cancelled checks;

          (d) those contracts with Seller's Affiliates (as herein defined) set forth on Schedule 1.3(d) hereto;

          (e) claims (and benefits to the extent they arise therefrom) that relate to liabilities other than the Assumed Liabilities (as herein defined) and assets other than the Purchased Assets;

          (f) insurance policies of Seller and rights in connection therewith, unless prior to the Closing, Purchaser elects, by written notice delivered to Seller prior to the Closing Date, to accept assignments of any of such insurance policies;

          (g) rights arising from prepaid deposits and expenses, if any, with respect to assets not being sold hereunder;

          (h) rights arising from any refunds due with respect to insurance premium payments and tax refunds due from federal, state and local taxing authorities;

          (i) all rights of indemnification and claims which relate to the conduct of the Business prior to the August 25, 1996;

          (j)  Seller's rights under this Agreement;

          (k) Seller's corporate charter, minute and stock record books, and corporate seal and tax returns;

          (l)  the agreements, if any, set forth on Schedule 1.3(1); and

          (m)  the assets, if any, described on Schedule 1.3(m).


                               ARTICLE II

              ASSUMPTION OF LIABILITIES; RETAINED LIABILITIES,
                   REIMBURSEMENT OF INTERIM EXPENSES

         2.1 AGREEMENT TO ASSUME. At the Closing (as herein defined), Purchaser shall assume and agree to discharge and perform when due, the following liabilities and obligations of Seller (the "Assumed Liabilities").

          (a) Those liabilities of Seller disclosed to Purchases prior to closing and resulting from the operations of Seller in the usual and regular course of it's business during the Interim Period, except those which have been discharged prior to closing, and

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     except those as to which there is a breach of Seller's representations, warranties or covenants in this Agreement.

          (b) All liabilities of Seller incurred during the Interim Period which are disclosed to Purchaser and which Purchaser expressly agrees to assume, prior to closing.

          (c)  Seller's liabilities under the Leases and Contracts set out in
     Schedule 1.2, hereto;

     2.2 RETAINED LIABILITIES. Notwithstanding the foregoing or any other provision of this Agreement, except to the extent that the Purchaser expressly assumes obligations under the Disclosure Schedule or under Section
2.4 of this Agreement, the Purchaser shall be or become responsible for the following ("Retained Liabilities:): any debts, obligations or liabilities of the Seller, whether known or unknown, fixed or contingent, including without limitation any product liability claims; notes payable, any liabilities or obligations of Sellers under any agreements, leases or other instruments to which they are parties or by which they may be bound (except the Leases and Contracts assigned as is part of Purchased Assets), any Employee Obligations (as defined in Section ARTICLE VIII); any Claims and Litigation (as defined in Section 4.2(m); any liabilities of obligations relating to breaches by Seller or Shareholder of any of their representations, warranties or covenants in this Agreement; and any liabilities of obligations of Seller or Shareholder pursuant to this Agreement or the agreements and documents delivered pursuant hereto.

     2.3 NO EXPANSION OF THIRD PARTY RIGHTS. The assumption by Purchaser of the Assumed Liabilities shall not expand the rights or remedies of any third party against the Purchaser or the Seller as compared to the rights and remedies which such third party would have had against the Seller had the Purchaser not assumed the Assumed Liabilities.

     2.4 REIMBURSEMENT OF INTERIM EXPENSES. Those direct expenses disclosed to Purchase prior to closing and resulting from the operations of Seller in the usual and regular course of it's business during the Interim Period shall be reimbursed by Purchaser to Seller within the later of closing or five days from disclosure.


                                ARTICLE III

               PURCHASE PRICE, MANNER OF PAYMENT AND CLOSING

     3.1 PURCHASE PRICE. The "Purchased Price" of the Purchased Assets shall be $2,715,940. Of this amount $2,000,000 shall be paid in cash (the "Cash Portion") and the balance of 715,940 shall be paid by the execution and delivery of a Promissory Note of Buyer (the Note"),000 shall be paid in cash (the "Cash Portion") all in the form of the Note hereto, as Exhibits A.

     3.2 TIME AND PLACE OF CLOSING. The transaction contemplated by this Agreement shall be consummated (the "Closing") at 10:00 a.m. at the offices of the Seller at 118 N. Sterling Street, Morganton, North Carolina 28655 on September 17, 1996 or on such other date, or at such other time or place, as be mutually agreed upon by Seller and Purchaser; provided, however, that the date of the Closing shall be automatically extended from time to time for so long as any of the

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

conditions set forth in Article VI shall not be satisfied or waived, subject, however, to the provisions of Section 10.1. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the "Closing Date". The Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date at Chicago, Illinois.

     3.3 MANNER OF PAYMENT OF THE PURCHASE PRICE. At the Closing, Purchaser shall (i) assume the Assumed Liabilities, pay $2,000,000 being the Cash Portion to Seller, by wire transfer to such account as Seller shall designate by written notice delivered to Purchaser on or prior to the Closing Date and
(ii) deliver the Note to Seller.

     3.4 CLOSING DELIVERIES. At the Closing, the parties shall execute and deliver such bills of sale, assignments, documents of title, assumption agreements, closing certificates, searches, and other documents as are reasonably required in order to effectuate the consummation of the transaction contemplated hereby. All documents to be delivered by a party shall be in form and substance reasonably satisfactory to the other party.

     3.5 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Purchased Assets in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and in accordance with Schedule 3.5 hereto.


                                ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES

     4.1 PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser represents and warrants to Seller that:

          (a) Purchaser is a limited liability company duly organized, existing and in good standing, under the laws of the State of North Carolina;

          (b) Purchaser has full corporate power and authority to enter into and perform (x) this Agreement and (y) all documents and instruments to be executed by Purchaser pursuant to this Agreement (collectively, "Purchaser's Ancillary Documents"). This Agreement has been, and Purchaser's Ancillary Documents will be, duly executed and delivered by duly authorized officers of Purchaser.

          (c) No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery by Purchaser of this Agreement and Purchaser's Ancillary Agreements, and the consummation by Purchaser of the transaction contemplated by this Agreement and Purchaser's Ancillary Documents.

          (d) Neither the execution and delivery of this Agreement and Purchaser's Ancillary Documents by Purchaser, nor the consummation by Purchaser of the transaction contemplated hereby, will conflict with or result in a breach of any of the terms, conditions

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

     or provisions of Purchaser's Certificate of Incorporation or By-laws, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award.

          (e) Purchaser is not a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Purchaser according to the terms of this Agreement will be a default, or whereby timely performance by Purchaser according to the terms of this Agreement may be prohibited, prevented or delayed.

          (f) Neither Purchaser, nor any of its Affiliates has dealt with any person or entity who is or maybe entitled to a broker's commission, finder's fee, investment banker's fee or similar payment for arranging the transaction contemplated hereby or introducing the parties to each other. As used herein, as "Affiliate" is any person or entity which controls a party to this Agreement, which that party controls, or which is under common control with that party. In the case of Seller, an Affiliate shall include Shelby Williams Industries, Inc. and its subsidiaries. "Control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise.

          (g) Purchaser agrees that the value of the Seller's inventories were accurately reflected by Seller's Inventory Audit taken on August 25, 1996 ("Inventory Audit").

     4.2 SELLER'S AND SHAREHOLDER'S REPRESENTATIONS AND WARRANTIES. Seller and Shareholder represent and warrant to Purchaser that, except as set forth in the schedule delivered by Seller to Purchaser concurrently herewith and identified as the "Disclosure Schedule":

          (a) Seller is a corporation duly organized, existing and in good standing, under the laws of the State of North Carolina. Seller has all necessary corporate power and authority to conduct the Business as the Business is now being conducted.

          (b) Seller has qualified as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of the Business or the nature or location of its assets requires such qualification and where the failure to so qualify would have a "Material Adverse Effect" (as herein defined). For the purposes of this Agreement, "Material Adverse Effect" means a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole.

          (c) Seller has full corporate power and authority to enter into and perform (x) this Agreement and (y) all documents and instruments to be executed by Seller pursuant to this Agreement (collectively, "Seller's Ancillary Documents"). This Agreement has been, and Seller's Ancillary Documents will be, duly executed and delivered by duly authorized officers of Seller.

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

          (d) No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery of this Agreement and Seller's Ancillary Documents and the consummation by Seller of the transaction contemplated by this Agreement and Seller's Ancillary Documents.

          (e) Neither the execution and delivery of this Agreement and Seller's Ancillary Documents by Seller, nor the consummation by Seller of the transaction contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Seller's Certificate of Incorporation or By-laws, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or any governmental authority or of any arbitration award.

          (f) Seller has furnished Purchaser with copies of the unaudited balance sheets, statements of income and retained earnings, and statements of cash flows as of and for each of the four years ending December 31, 1992, 1993, 1994 and 1995, as well as the interim balance sheets as of June 30, 1996, (the "Financial Statements"). Said financial statements present fairly, in all material respects, the financial position of Seller as of the dates thereof, and the results of operations and cash flow of Seller for the periods covered by said statements, in accordance with generally accepted accounting principles ("GAAP"), consistently applied, except for the omission of footnote disclosures required by GAAP.

          (g) Seller has good title to, and the corporate power to sell, the Purchased Assets, free and clear of any liens, claims, encumbrances and security interests. The foregoing representation and warranty shall not apply to the Leased Premises.

          (h)  Since December 31, 1995 Seller has not:

               (i) sold or transferred any material portion of its assets or property, except for (A) sales of Inventory and (B) cash applied in payment of Seller's liabilities, in the usual and ordinary course of business;

               (ii) suffered any material loss or any material interruption in use, of any material assets or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;

               (iii) made or, suffered any change in the conduct or nature of the Business which would have a Material Adverse Effect;

               (iv) waived any material rights other than in the ordinary course of business;

               (v) incurred any liability or obligation of any kind, other than in the ordinary course of business; or

               (vi) without limitation by the enumeration of any of the foregoing, entered into any material transaction other than in the usual and ordinary course of business.

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

          (i) The Disclosure Schedule lists and describes all material contracts, leases, and agreements to which Seller is a party and which relate to the conduct of the Business, including, without limitation: employment and employment related agreements; covenants not to compete; loan agreements; notes; security agreements; sales representative, design, distribution, franchise, advertising and similar agreements; leases and subleases of Leased Personalty or the Leased Premises; license agreements; purchase orders and purchase contracts and sales orders and sales contracts. All contracts, leases, subleases and other instruments referred to in this paragraph 4.3(i) are binding upon the parties thereto. No default by Seller has occurred thereunder and, to Seller's knowledge, no default by the other contracting parties has occurred thereunder, which default would have a Material Adverse Effect.

          (j) Seller is not a party to, or bound by, any unexpired, undischarged or unsatisfied written contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Seller according to the terms of this Agreement will be a default or an event of acceleration, which default or acceleration would have a Material Adverse Effect, or whereby timely performance by Seller according to the terms of this Agreement may be prohibited, prevented or delayed.

          (k) Seller possesses all licenses, permits, registration and governmental approvals (the "Permits") (other than Environmental Permits) which are required in order for the Seller to conduct the Business as presently conducted where the failure to possess such Permits would have a Material Adverse Effect.

          (l)  With respect to employees of Seller:

               (i) Seller maintains, administers or contributes to only those employee welfare benefit plans (as defined in Section 3(l) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of employees of the Seller which are described in the Disclosure Schedule (the "Welfare Plans");

               (ii) neither Seller nor any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") as a result of the voluntary or involuntary termination of any Pension Plan subject to Title IV of ERISA; there is currently no active filing by Seller or any ERISA Affiliate with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any Pension Plan subject to Title IV of ERISA maintained or funded, in whole or in part, by Seller or any ERISA Affiliate; and neither Seller nor any ERISA. Affiliate has made a complete or partial withdrawal from a multi-employer plan, as such term is defined in
          Section 3(37) of ERISA, resulting in "withdrawal liability", as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either
          Section 4207 or 4208 of ERISA).

          (m) There is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending, or, to Seller's and Shareholder's knowledge, overtly threatened, against Seller or its Affiliates, or with respect to the consummation of the transaction contemplated

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     hereby, or the use of the Purchased Assets (whether used by Purchaser after the Closing or by Seller prior thereto) which if decided adversely to Seller would have a Material Adverse Effect (Claims and Litigation").

          (n) Except for laws, rules and regulations relating to the environment (which are exclusively provided for in Section 4.3 (o) hereof), Seller is not in violation of, or delinquent in respect to, any decree, order or arbitration award or law, statute, or regulation of or agreement with, or Permit from, any Federal, state or local governmental authority (or to which its properties, assets, personnel, business activities or the Real Estate or Leased Premises are subject or to which it, itself, is subject), including, without limitation, laws, statutes and regulations relating to equal employment opportunities, fair employment practices, and discrimination, which violation or delinquency would have a Material Adverse Effect.

          (o) Seller (including, without limitations the Purchased Assets and the Business) is not in violation of any Environmental Laws (as herein defined), which violation would have a Material Adverse Effect. Seller possesses and is in compliance with all Environmental Permits (as herein defined) which are required for the operation of the Business, where the failure to possess or comply with such Environmental Permits would have a Material Adverse Effect. A copy of any notice, citation, inquiry or complaint which Seller has received in the past three years of any alleged violation of any Environmental Law or Environmental Permit is contained in the Disclosure Schedule. For the purposes of this Agreement:
     (i) "Environmental Laws" means all federal, state and local statutes, regulations, ordinances, rules, regulations and policies, all court orders and decrees and arbitration awards, and the common law, which pertain to environmental matters or contamination of any type whatsoever; and (ii) "Environmental Permits" means licenses, permits, registrations, governmental approvals, agreements and consents which are required under or are issued pursuant to Environmental Laws.

          (p) The Leased Premises are leased to Seller pursuant to written leases, copies of which are attached to the Disclosure Schedule. Seller is not in default under any material term of any agreement relating to the Leased Premises nor, to Seller's knowledge, is any other party thereto in material default thereunder.

          (q) Each material (i) trademark, service mark, slogan, trade name, trade dress and the like (collectively with the associated goodwill of each, "Trademarks"), including information regarding each registration and pending application to register any such Trademarks; (ii) common law Trademark; (iii) patent on and pending application to patent any technology or design; (iv) registration of and application to register any copyright; and (v) license of rights in computer software, Trademarks, patents, copyrights, unpatented formulations, and know-how, whether to or by Seller, is listed in the Disclosure Schedule. The scheduled rights are referred to herein collectively as the "Intellectual Property".

          (r) Seller and Shareholder have no knowledge: (i) that any other person or entity claims the right to use in connection with similar or closely related goods and in the same geographic area, any mark which is identical or confusingly similar to any of the Trademarks; (ii) of any claim that any third party asserts ownership rights in any of the


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     Intellectual Property; (iii) of any claim that Seller's use of any
     Intellectual Property infringes any right of any third party; and (iv) that any third party is infringing any of Seller's rights in any of the Intellectual Property.

          (s) Neither Seller, nor any of its Affiliates, has dealt with any person or entity who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from Purchaser for arranging the transaction contemplated hereby or introducing the parties to each other.

          (t) The Inventory Audit taken accurately reflects the Seller's inventories as of August 25, 1996, except no warranty of such inventories values is made. The inventories of Seller as reflected in the Inventory Audit, or acquired since the date thereof, shall exist at closing in the same condition as of the date of the Inventory Audit, except as disposed of in the ordinary course of business.

     4.3 LIMITATION ON WARRANTIES. Except as expressly set forth in Section 4.2, Seller makes no express or implied warranty of any kind whatsoever, including, without limitation, any representation as to physical condition or value of any of the Purchased Assets or the future profitability or future earnings performance of the Business. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.

     4.4 DEFINITION OF KNOWLEDGE. For the purposes of this Agreement, the knowledge of Seller or Shareholder shall be deemed to be limited to the actual knowledge as of the Closing Date of any of their Officers, Directors or Employers, without giving effect to imputed knowledge.

                                   ARTICLE V

                         CONDUCT PRIOR TO THE CLOSING

     5.1  GENERAL. Between the date hereof and the Closing Date:

          (a) Seller shall give to Purchaser's officers, employees, attorneys, consultants, accountants and lenders reasonable access during normal business hours to all of the properties, books, contracts, documents, records and personnel of Seller and shall furnish to Purchaser such information as Purchaser may at any time and from time to time reasonably request.

          (b) Seller shall use reasonable efforts and make every good faith attempt (and Purchaser shall cooperate with Seller) to obtain the consents to the assignment of, or alternate arrangements satisfactory to Purchaser with respect to, those contracts, leases, or other instruments, which are enumerated in Exhibit B attached hereto (the "Consents").

          (c) Seller shall carry on the Business in the usual and ordinary course of business, consistent with past practices.


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

          (d) Purchaser shall not disclose to any third party or use for any purpose other than evaluating and carrying out the transaction contemplated hereby, any Confidential Information (as defined herein) regarding seller and the Business. Intending that the terms shall be broadly construed to include anything protectable under applicable law, "Confidential Information" means all information, and all documents and other tangible items which record information, which at the time or times concerned is protectable as a trade secret under applicable law. The preceding portions of this paragraph (e) shall not apply to information
     (i) which was in the public domain, (ii) which was previously known by Purchaser, or (iii) to the extent that disclosure is required by law.

          (e) Without implication that such laws apply to the transaction contemplated hereby, Seller and Purchaser shall not comply with the laws of any states relating to bulk sales.

          (f) No party shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of said party being untrue in any material respect as if originally made on and as of the Closing Date.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

    6.1 CONDITIONS TO SELLER'S OBLIGATIONS. The obligation of Seller to consummate the transaction contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which his Agreement may, at Seller's option, be terminated pursuant to and with the effect set forth in
Article X:

          (a) Each and every representation and warranty made by Purchaser shall have been true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date.

          (b) All obligations of Purchaser to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which Purchaser would be required to perform at the closing if the transaction contemplated hereby was consummated) shall have been performed.

          (c) No suit or proceeding shall have been commenced by any governmental authority on any grounds to restrain, enjoin or hinder the consummation of the transaction contemplated hereby.

          (d) The Seller has been released from any obligations under the leases for the Leased Premises arising after the Closing Date.


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

     6.2 CONDITIONS TO PURCHASER'S OBLIGATIONS. The obligation of Purchaser to consummate the transaction contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which this Agreement may, at Purchaser's option, be terminated pursuant to and with the effect set forth in Article X:

          (a) Each and every representation and warranty made by Seller shall have been true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date.

          (b) All obligations of Seller to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which Seller would be required to perform at the Closing if the transaction contemplated hereby was consummated) shall have been performed.

          (c)  All of the Consents shall have been obtained.

          (d) No suit or proceeding shall have been commenced by any governmental authority to restrain, enjoin or hinder the consummation of the transaction contemplated hereby.

          (e) Eli J. Erlich executing a new employment agreement as set out in Article VIII.

          (f) Satisfactory environmental inspections by Purchaser of the Leased Premises which disclose no violations.

                                   ARTICLE VII

                             POST-CLOSING AGREEMENTS

     7.1 POST-CLOSING AGREEMENTS. From and after the Closing, the parties shall have the respective rights and obligations which are set forth in the remainder of this Article VII.

     7.2 INSPECTION OF RECORDS. Seller and Purchaser shall each make their respective books and records (including work papers in the possession of their respective accountants) available for inspection by the other party, or by its duly accredited representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven (7) year period after the Closing Date, with respect to all transactions occurring prior to and those relating to the Closing, the historical financial condition, results of operations and cash flows of Seller, or the Assumed Liabilities. As used in this Section 7.2, the right of inspection includes the right to make extracts or copies. The representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party.

     7.3 USE OF TRADEMARKS; REFERENCES TO SELLER. Seller shall cease to use and shall not license or permit any third party to use the name "Preview Furniture", or "Madison" or any name, slogan, logo or trademark which is similar or deceptively similar to any of the Trademarks. Purchaser may refer to its business as formerly being Seller's.

     7.4 PAYMENTS OF ACCOUNTS RECEIVABLE. In the event Seller or Purchaser shall receive any instrument of payment of any of the Accounts Receivable owned by the other party, they shall forth with deliver it to other Party, endorsed where necessary, without recourse. Any sums collected from customers who are indebted to both Seller and Purchaser, shall be applied to the accounts owed to Seller and Purchaser in the order in which said accounts shall have become due.

     7.5 CONTINUED ADMINISTRATION. Seller and Shareholder shall continue to maintain Accounts Payable, Accounts Receivable and Payroll Functions for the Business purchased hereunder for a period of up to 30 days after Closing Date at no cost or expense to Purchaser except reimbursement by Purchaser of any direct expenditures within which shall be made five days of delivery to Purchaser of documentation of such expenditures.

     7.6 NON-ASSIGNMENT. Notwithstanding any provision to the contrary contained herein, Seller shall not be obligated to assign to Purchaser any contract, purchase order, sales order, lease or other instrument which provides that it may not be assigned without the consent of the other party thereto and for which such consent is not obtained, but in any such event, Seller shall cooperate with Purchaser in any reasonable arrangement designed to provide the benefits thereof to Purchaser.

     7.7 FURTHER ASSURANCES. The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Purchased Assets to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transaction contemplated hereby.

                                 ARTICLE VIII

                     EMPLOYEES AND EMPLOYEE BENEFIT PLANS

     8.1 EMPLOYMENT OF SELLER'S EMPLOYEES. On or before the Closing Date, Purchaser shall offer, to employ or to continue to employ as of the Closing Date each of Seller's employees in positions, at compensation, and subject as herein provided, which are each separately no less favorable to the employee than the position, and compensation in effect on the date hereof. Each such person who is employed by Purchaser is set out in 8.1 of the Disclosure Schedule and is hereinafter referred to individually as an "Employee" and collectively as the "Employees". Purchaser shall cover all Employees with group medical benefits no less favorable than the group medical benefits Seller currently provides its Employees, for which all waiting periods and pre-existing conditions exceptions are waived. Except for voluntary resignations and deaths, Purchaser shall continue to employ each Employee until at least the last day of the second full calendar month commencing after the Closing Date, but may at any time terminate any Employee for cause or in connection with normal seasonal layoffs. It is understood that Purchaser shall employ Eli J. Erlich, President of Seller, from the closing date until December 31, 1996, at a compensation to be agreed upon by Purchaser and Erlich. The present Employment Agreement with Erlich, as disclosed in Section 4.2(i) hereof, be terminated at closing.

     8.2 PENSION AND WELFARE BENEFITS. Purchases shall be responsible for claims of Employees for illness or injury occurring after the Closing Date which are covered by Worker's Compensation, group medical insurance and any other benefits plan offered by Purchaser to Employees. Additionally, Purchaser shall assume the responsibility of any accrued vacation benefits of the Employees.

     Except as provided in Article VIII (the "Employee Obligations"), Purchaser shall have no liability under the Welfare Plans. Seller shall be responsible for providing the benefits, if any, required after the Closing Date, under ERISA, including the contribution of benefits resulting from illness or injury occurring prior to the Closing Date.

                                 ARTICLE IX

                              INDEMNIFICATION

     9.1 GENERAL. From and after the Closing, the parties shall indemnify each other as provided in this Article IX. As used in this Agreement, the term "Damages" shall mean all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations assessments, levies, losses, fines, penalties, damages, costs and expenses, including, without limitation, reasonable attorneys', accountants', investigators', and experts' fees and expenses, sustained or incurred in connection with the defense or investigation thereof.

     9.2 INDEMNIFICATION OBLIGATIONS OF SELLER AND SHAREHOLDER. Subject to the provisions of Section 9.3, Seller and shareholder shall jointly and severally indemnify, save and keep harmless Purchaser and its successors and permitted assigns ("Purchaser Indemnitee") against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

          (a) any material inaccuracy in or breach of any representation and warranty made by Seller in this Agreement or in any closing document delivered to Purchaser in connection with this Agreement;

          (b) any material breach by Seller of, or failure by Seller to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article IX); and

          (c) the failure to discharge any liability or obligation of Seller other than the Assumed Liabilities.

     9.3 LIMITATION ON SELLER'S AND SHAREHOLDER'S INDEMNIFICATION OBLIGATIONS. Seller's and Shareholder obligations pursuant to the provisions of Section 9.2 are subject to the following limitations:

          (a)  the Purchaser Indemnitee shall not be entitled to recover under
     Section 9.2 (a): (i) until the total amount which Purchaser would recover under Section 9.2 (a), but for this Section 9.3 (a), exceeds $1,000, and then only for the excess over $1,000; and (ii) unless a claim for Damages has been asserted by written notice, specifying the details of the alleged misrepresentation or breach of warranty, delivered to Seller on or prior to December 31, 1997, except as to any matters arising out of Section 4.2(o), which shall be delivered on or prior to December 31, 2000.

          (b)  the Purchaser Indemnitee shall not be entitled to recover under
     Section 9.2 (b) or (c) hereof if indemnification is also available under
     Section 9.2 (a) hereof;

          (c) the Purchaser Indemnities shall not be entitled to recover under Section 9.2:

               (i)   with respect to title to the Leased Premises;

               (ii) WITH RESPECT TO CONSEQUENTIAL DAMAGES, INCLUDING CONSEQUENTIAL DAMAGES CONSISTING OF BUSINESS INTERRUPTION OR LOST PROFITS, OR WITH RESPECT TO PUNITIVE DAMAGES;

               (iii) to the extent the Damages are covered by insurance held by Purchaser;

               (iv) with respect to the nonassignable or nontransferable of any of the Purchased Assets or Assumed Liabilities or the failure to obtain any consent, or conditions imposed incident to the giving of any consent, required in connection with, or as a consequence of, the transfer of any of the Purchased Assets to, or the assertion of the Assumed Liabilities by, Purchaser;

          (d) the amount of any recovery pursuant to Section 9.2 shall be net of any income tax benefits inuring to the Purchaser Indemnitee as a result of the state of facts which entitled the Purchaser Indemnitee to recover from Seller pursuant to Section 9.2.

     9.4 PURCHASER'S INDEMNIFICATION COVENANTS. Purchaser shall indemnify, save and keep harmless Seller and its successors and permitted assigns against and from all Damages sustained or Incurred by any of them resulting from or arising out of or by virtue of:

          (a) any material inaccuracy in or breach of any representation and warranty made by Purchaser in this Agreement or in any closing document delivered to Seller in connection with this Agreement;

          (b) any material breach by Purchaser of, or failure by Purchaser to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article IX); or

          (c) Purchaser's failure to pay, discharge and perform any of the Assumed Liabilities.

     9.5 PROMISSORY NOTE; RIGHT OF OFFSET. If Seller or Shareholder become liable pursuant to this agreement to indemnify Purchaser, then Purchaser shall have the right to be indemnified from the Promissory Note and to offset any amounts the Purchaser is obligated to pay Seller pursuant to this agreement, the amount of any losses or damages for which Seller or Shareholder is determined to be liable pursuant to this Article IX.

     9.6 INDEMNIFICATION EXCLUSIVE REMEDY. Indemnification pursuant to the provisions of this Article IX shall be the exclusive remedy of the parties for any misrepresentation or breach of any warranty or covenant contained herein or in any closing document executed and delivered pursuant to the provisions hereof with respect to any matter which is the subject of this
Article IX. Without limiting the generality of the preceding sentence, no legal action sounding in tort or strict liability may be maintained by any party.

                                 ARTICLE X

                      EFFECT OF TERMINATION/PROCEEDING

     10.1 RIGHT TO TERMINATE. This Agreement and the transaction contemplated hereby may be terminated at any time prior to the Closing by prompt notice given in accordance with Section 11.4:

          (a)  by the mutual written consent of Purchaser and Seller; or

          (b) by either of such parties if the closing shall not have occurred at or before 11:59 p.m. on September 30, 1996; provided, however, that the right to terminate this Agreement under this
     Section 10.1 (b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date.

     10.2 REMEDIES. In the event of a breach of this Agreement, the nonbreaching party shall not be limited to the remedy of termination of this Agreement, but shall be entitled to pursue all available legal and equitable rights and remedies, and shall be entitled to recover all of its reasonable costs and expenses incurred in pursuing them (including, without limitation, reasonable attorneys fees.

                                   ARTICLE XI

                                 MISCELLANEOUS

     11.1 SALES AND TRANSFER TAXES. Purchaser shall pay all sales, use, transfer and conveyance taxes arising in connection with the sale and transfer of the Purchased Assets to Purchaser pursuant to this Agreement.

     11.2 PUBLICITY. Except as otherwise required by law, press releases concerning this transaction shall be made only with the prior agreement of the Seller and Purchaser.

     11.3 NOTICES. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail.
Notices delivered by hand, by facsimile, or by nationally recognized private carrier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as follows:

                                                   If to Seller and Shareholder
                                                                   Addressed to
                                                  Preview Furniture Corporation
                                            c/o Shelby Williams Industries Inc.
                                                      150 Shelby Williams Drive
                                                           Morristown, TN 37813
                                                      Attention: Robert Coulter
                                                        Facsimile: 423-581-7605

                                                                 with a copy to
                                                              D'Ancona & Pflaum
                                                               30 North LaSalle
                                                                     Suite 2900
                                                        Chicago, Illinois 60602
                                                         Attention: Walter Roth
                                                        Facsimile: 312-580-0923

                                                                If to Purchaser
                                                                   Addressed to
                                                         Ferguson Copeland, LLC
                                                                   PO Drawer 10
                                                            Morganton, NC 28680
                                               Attention: Frederick L. Copeland
                                                        Facsimile: 704-439-9994

                                                                 with a copy to
                           Patton, Starnes, Thompson, Aycock, Teele, Ballew, PA
                                                         118 N. Sterling Street
                                                            Morganton, NC 28655
                                                    Attention: H. Dockery Teele
                                                        Facsimile: 704-438-4929

and/or to such other respective addresses and/or addresses as may be designated by notice given in accordance with the provisions of this Section 11.4.

     11.4 EXPENSES. Each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby, including, without limitation, attorneys', accountants and other professional fees and expenses.

     11.5 ENTIRE AGREEMENT. This Agreement and the instruments to be delivered by the parties pursuant hereto constitute the entire agreement between the parties. Each exhibit and the Disclosure Schedule shall be considered incorporated into this Agreement. Any matter which is disclosed in any portion of the Disclosure Schedule is deemed to have been disclosed for the purposes of all relevant provisions of this Agreement. The inclusion of any item in the Disclosure Schedule is not evidence of the materiality of such item for the purposes of this Agreement and seller's Ancillary Documents. The parties make no representations or warranties to each other, except as contained in this Agreement. Purchaser acknowledges that it has conducted an independent investigation of the financial condition, assets, liabilities, properties and projected operations of the Business in making its determination as to the propriety of the transaction contemplated by this Agreement, and in entering into this Agreement has relied solely on the results of said investigation and on the representations and warranties of Seller expressly contained in this Agreement.

     11.6 NON-WAIVER. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

     11.7 APPLICABLE LAW. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of North Carolina applicable to contracts made in that State.

     11.8 BINDING EFFECT; BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, third party beneficiary rights.

     11.9 ASSIGNABILITY. This Agreement shall not be assignable by either party without the prior written consent of the other party.

     11.10 AMENDMENTS. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

     11.11 HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.



                                        SELLER: PREVIEW FURNITURE CORPORATION

                                            By: /s/ Robert P. Coulter
                                                -------------------------------
                                            Its: President


                                   SHAREHOLDER: SHELBY WILLIAMS, INDUSTRIES, INC

                                            By: /s/ Robert P. Coulter
                                                -------------------------------
                                            Its: President



                                    PURCHASER: FERGUSON COPELAND, LLC

                                            By: /s/ F.L. Copeland
                                                -------------------------------
                                            Its: President










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